Exhibit 10.1

EMPLOYMENT AGREEMENT
BY AND BETWEEN
CITY BANK AND JAMES D. STEIN

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the Effective Date, by and between City Bank, Texas (the "Bank") and James D. Stein (the "Executive").

WHEREAS, it is contemplated that BOH Holdings, Inc. ("BOH") will merge into South Plains Financial, Inc. ("SPFI") with SPFI continuing as the surviving entity, and that BOH’s wholly-owned subsidiary Bank of Houston will merge into the Bank (a wholly-owned subsidiary of SPFI), with the Bank continuing as the surviving entity (foregoing being, the "Merger");

WHEREAS, the Bank desires to continue the Executive’s employment and the Executive desires to remain employed with the Bank following the Merger, effective immediately upon consummation of the Merger (consummation of such being, the "Effective Date"), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby agree as follows:

1.          Employment and Duties.

(a)          General Duties. The Executive shall serve as an employee of the Bank, reporting to the Bank’s Chief Executive Officer (the "CEO"). The Executive’s principal place of employment shall be 4400 Post Oak Parkway, Houston, Texas (the "Location"). The Executive shall have the duties and responsibilities as reasonably assigned to him from time to time by the CEO, with the Executive’s primary duties and responsibilities are to help transition and assimilate Bank of Houston (and its employees and customers) on a post-Merger basis during the Term. The Executive shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

(b)          Board Duties. Contemporaneously with the Effective Date, and subject to the satisfaction of the fiduciary duties of the board of directors of SPFI and all other legal and regulatory requirements regarding service and election or appointment as a director of SPFI, (i) SPFI shall appoint the Executive, as a director of SPFI in connection with and to commence serving immediately following the Effective Date as a Class II member, and (ii) SPFI shall nominate the Executive, or cause the Executive to be nominated, for election by the SPFI shareholders at and, subject to the satisfaction of the fiduciary duties of the board of directors of SPFI and all other legal and regulatory requirements regarding service and election or appointment as a director of SPFI, use Commercially Reasonable Efforts to provide that the Executive is elected. The Executive shall serve on SPFI’s board of directors for a three year period following the Effective Date, at which time the Executive shall tender his resignation unless the SPFI board has extended his term of service for the full term of a Class II member.

(c)          Exclusive Services. For so long as the Executive is employed by the Bank, the Executive shall devote his full business time (excluding periods of vacation and paid time off and other approved leaves of absence) to the Executive’s duties hereunder, shall faithfully serve the Bank, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO, and shall use the Executive’s best efforts to promote and serve the interests of the Bank, including its reputation and social media footprint. Further, unless the Board of Directors of the Bank consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (A) serve on corporate boards, provided the Executive receives prior written permission from the SPFI Board of Directors; (B) serve on civic, children sports organization or charitable boards without remuneration therefor; (C) participate in charitable, civic, educational, professional, community or industry affairs; and (D) manage the Executive’s or his family’s personal investments and businesses; provided that such activity does not otherwise contravene the terms of this Section 1.

(d)          Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership or other policy applicable to executives of SPFI and the Bank and its affiliates that is pre-existing or hereafter adopted by the SPFI Board of Directors or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2.          Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of Effective Date, and shall continue for a period of two (2) years ("Term"). Upon expiration of the Term, this Agreement shall automatically and immediately terminate.

3.          Compensation and Benefits. Subject to the provisions of this Agreement, the Bank shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)          Base Salary. The Bank shall pay to the Executive an annual salary (the "Base Salary") of not less than $350,000, payable in substantially equal installments at such intervals as may be determined by the Bank in accordance with the Bank’s then-current ordinary payroll practices as established from time to time, but not less frequently than monthly.

(b)          Annual Bonus. For each calendar year during the Term, the Executive shall be eligible for a performance-based bonus, measured against the criteria set forth in Exhibit A, with a target of twenty-three and one-third percent (23.33%) of the Executive’s Base Salary (the "Annual Target Bonus"), and a maximum not exceeding thirty-five percent (35%) of the Executive’s Base Salary. To the extent the performance criteria are satisfied, seventy percent (70%) of any such bonus will be paid in the form of a lump sum cash payment and thirty percent (30%) of any such bonus will be awarded in the form of an RSU grant that is priced on the date of grant (and such RSUs shall be fully vested as of such date of grant). The cash payment and RSU award of the annual bonus will occur in the calendar year that immediately follows the calendar year to which the performance relates (but no later than March 15th of such calendar year). The foregoing annual bonus shall not be earned unless the Executive is employed by the Bank on the date such annual bonus is paid or granted (as applicable).

(c)          Other Fees. Throughout the Executive’s employment with the Bank, any all fees, equity awards and compensation otherwise paid to members of the Board of Directors of SPFI and members of the Board of Directors of the Bank shall be paid or granted equally to the Executive pursuant to this Agreement in the form of wages. If the Executive’s employment with the Bank is terminated (for any reason) and thereafter the Executive continues to serve on the Board of Directors of SPFI and/or the Board of Directors of the Bank, then the Executive shall continue to receive such Board fees and equity awards as a non-employee director.

(d)          Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Bank may offer to its executives of like status from time to time, and as may be amended from time to time. To that end, the Executive is entitled to twenty five (25) days per calendar year of paid time off and vacation, in addition to the Bank’s annual vacation and PTO days recognized as national holidays, subject to the Bank’s policies applicable to all employees. Additionally, the Executive shall be paid a monthly allowance, paid in arrears, for (i) his monthly membership to the Big Easy Ranch, with such amount not to exceed $[2,500.00] per month, and (ii) a car allowance in the amount of $1,500.00 per month.

(e)          Expenses. The Executive shall be entitled to reimbursement of business and entertainment expenses that are incurred in the ordinary course of business, in accordance with the applicable expense reimbursement policies and procedures of the Bank as in effect from time to time.

(f)          Prohibition on Payments. Notwithstanding anything in this Agreement to the contrary, the Bank will not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or any of its affiliates.

4.          Rights Upon a Termination of the Executive’s Employment.

(a)          Termination of Employment During the Term by the Bank for Cause or by the Executive. If during the Term the Executive’s employment is terminated by the Bank for Cause (as defined below), or the Executive voluntarily terminates the Executive’s employment for any reason, then the Executive shall receive the following from the Bank: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, sick leave, and paid time off, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Bank during the term of the Executive’s employment (collectively, such (i) through (iv) being the "Accrued Rights"). For purposes of this Agreement, the term "Cause" shall mean a termination by the Bank of the Executive’s employment because of: (i) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement; (ii) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any of its subsidiaries or affiliates or otherwise materially impair or impede any of their operations; (iii) the Executive’s engaging in any misconduct, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Bank or any of its subsidiaries or affiliates; (iv) the Executive’s material breach of a written policy of the Bank or the rules of any governmental or regulatory body applicable to the Bank or SPFI that is or could be injurious to the Bank or any of its subsidiaries or affiliates; and (v) the Executive’s willful and repeated refusal to follow the lawful and reasonable directions of the Board or the CEO. Notwithstanding anything in this Section 4(a) to the contrary, no event or condition described in Sections 4(a)(i), (iii), (iv) or (v) shall constitute Cause unless (x) within ninety (90) days from the SPFI Board of Directors first acquiring actual knowledge of the existence of the Cause condition, the SPFI Board of Directors provides the Executive written notice of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the SPFI Board of Directors terminates the Executive’s employment with the Bank immediately following expiration of such sixty-day (60) period. For purposes of this Section 4(a), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the SPFI Board of Director’s assertion of Cause is valid.

(b)          Termination of Employment by the Bank Without Cause During the Term. If the Executive’s employment is terminated by the Bank without Cause during the Term, then the Executive shall receive the Accrued Rights, plus the amounts of cash and stock he would have received pursuant to Sections 3(a), (b), (c) and (d) under this Agreement had he remained employed with the Bank through the last day of the Term, with such stock being granted fully vested and the annual bonus amount under 3(b) shall equal the maximum Annual Target Bonus Amount of 35% of the Executive’s Base Salary. Additionally, any unvested equity awards as of such termination shall become fully vested immediately prior to such termination of employment. Notwithstanding the foregoing to the contrary, or anything within this Agreement to the contrary, no payments or grants pursuant to this Section 4(b) shall be made or effectuated until the Executive timely executes a waiver and release (and does not timely revoke such waiver and release), and if such condition precedent occurs, then payments and grants will be effectuated within the fifteen (15) day period that immediately follows the lapse of the revocation period (as such term is defined within the waiver and release).

(c)          No Continued Benefits Following Termination; Termination Due to Death or Disability. Unless otherwise provided in this Agreement, contemplated by another agreement between the Executive and the Bank, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the earlier of the expiration of the Term and a termination of the Executive’s employment.

(d)          Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with SPFI and the Bank, unless mutually agreed upon by the Executive and the SPFI Board of Directors; and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by SPFI or the Bank. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(e)          Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Bank shall not make or provide payments under Section 4 of this Agreement (other than Accrued Rights) unless the Executive timely executes and delivers to the Bank a general release (which shall be provided by the Bank not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit B, the "Waiver and Release"), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(e) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no payments under this Agreement (other than Accrued Rights) shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement.

(f)          Notice of Termination. Any termination of employment by the Bank or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 8(k) of this Agreement. In the event of a termination by the Bank for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Bank hereunder or preclude the Bank from asserting such fact or circumstance in enforcing the Bank’s rights hereunder.

5.          Non-Competition, Non-Solicitation and Confidentiality. As a condition to continued employment, the Executive shall execute the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit C (the "Restrictive Covenants"). Any material breach by the Executive of the Executive’s obligations under the Restrictive Covenants shall constitute a material breach of this Agreement. In the event that any other agreement between the Bank and the Executive contains any non-competition, non-solicitation, or confidentiality covenant, the Restrictive Covenants set forth in this Agreement shall control, and any other non-competition, non-solicitation, or confidentiality covenant contained in any other agreement between the Bank and the Executive shall be deemed satisfied by compliance with the Restrictive Covenants set forth in this Agreement.

6.          Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code, and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Bank or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Bank and/or such person(s) will be $1.00 less than three (3) times the Executive’s "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Bank (the 280G Firm). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm, the Bank may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Bank (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Bank upon notification that an overpayment has been made.  Nothing in this Section 6 shall require the Bank to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7.          Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Bank shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)          Any reimbursement of any costs and expenses by the Bank to the Executive under this Agreement shall be made by the Bank in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)          Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)          Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

(d)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," or like terms shall mean "separation from service."

8.          Miscellaneous.

(a)          Defense of Claims. The Executive agrees that, during the Term and for a period of twelve (12) months following the Executive’s separation, upon reasonable request from the Bank and at such times and places as are reasonably acceptable to the Executive, the Executive will reasonably cooperate with the Bank in the defense of any claims or actions that may be made by or against the Bank, its subsidiaries or affiliates that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Bank, its subsidiaries or its affiliates in such claim or action. The Bank agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred, and, if the Executive is no longer employed with the Bank, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time to comply with the Executive’s obligations under this Section 8(a).

(b)          Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Bank, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Bank may make to aid the Bank in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of an unsecured creditor of the Bank.

(c)          Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d)          Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreements and understandings of the parties hereto with respect to the matters covered herein and therein, and they supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof and thereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(e)          Governing Law/Venue; Disputes. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement. In the event of a dispute between the parties under this Agreement, the parties hereto agree to enter into non-binding mediation in good faith prior to initiating a lawsuit or other legal action.

(f)          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g)          Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h)          Specific Performance/Injunctive Relief. In the event of the Executive’s breach or violation of any of the Restrictive Covenants contained in Exhibit C, the parties agree that, in addition to any other remedies it may have, the Bank shall be entitled to seek equitable relief for specific performance.

(i)          No Assignment. Neither this Agreement nor any rights or duties hereunder shall be assignable or delegable by a party hereto without the prior written consent of the other party hereto. Any purported assignment or delegation by a party in violation of the foregoing shall be null and void ab initio and of no force and effect. Notwithstanding the prior two sentences, this Agreement may be assigned by the Bank to a person or entity which is a successor in interest to substantially all of the business operations of the Bank provided that upon such assignment, the rights and obligations of the Bank hereunder shall become the rights and obligations of such successor person or entity.

(j)          Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(k)          Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the SPFI or the Bank:	Board of Directors
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attn: Curtis Griffith, Chairman

With a Copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Heather Eastep and Anthony Eppert

If to the Executive:	At the address shown in the records of the Bank

(l)          Withholding of Taxes. The Bank may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(m)          Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(n)          Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words "includes" and "including" as used in this Agreement shall be deemed to be followed by the phrase "without limitation." The word "or" is not exclusive.

(o)          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p)          Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 ("Rights Upon a Termination of the Executive’s Employment"), Section 5 ("Non-Competition, Non-Solicitation and Confidentiality"), Section 8(a) ("Defense of Claims"), Section 8(d) ("Entire Agreement"), Section 8(e) ("Governing Law/Venue"), Section 8(h) ("Specific Performance/Injunctive Relief"), Section 8(j) ("Successors/Binding Agreement"), Section 8(k) ("Notices"), and this Section 8(p) ("Survival").

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:		CITY BANK, TEXAS:

Signature:	/s/ James D. Stein	By:	/s/ Cory T. Newsom

Print Name:	James D. Stein	Its:	President and Chief Executive Officer

Date:	11/30/2025	Date:	12/01/2025

SOUTH PLAINS FINANCIAL, INC.:

Signature:	/s/ Cory T. Newsom

Its:	President

Date:	12/01/2025

EXHIBIT A

EMPLOYMENT AGREEMENT
BY AND BETWEEN
CITY BANK AND JAMES D. STEIN

Annual Bonus Performance Criteria

Pursuant to Section 3(b) of the Employment Agreement by and between City Bank (the "Bank") and James D. Stein (the "Executive"), the performance criteria are as follows:

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EXHIBIT B

EMPLOYMENT AGREEMENT
BY AND BETWEEN
CITY BANK AND JAMES D. STEIN

Waiver and Release

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is entered between the undersigned individual (the “Former Executive”) and City Bank and its parent, holding company, subsidiaries and affiliates (collectively, “City Bank”).

1.          In exchange for and as a condition of the [consideration] provided to the Former Executive under that certain Employment Agreement executed on ________________________ between the Former Executive and City Bank, the Former Executive enters into this Agreement. The Former Executive represents that Company has remitted to the Former Executive any and [payments and grants] due to the Former Executive under the Employment Agreement and that the Former Executive is not due or entitled to any additional [consideration] from City Bank under the Employment Agreement.

2.          The Former Executive, by and on behalf of himself and his successors in interest, heirs, executors, administrators, legal and personal representatives, insurers, agents and assigns, hereby releases City Bank and its parent, holding company, subsidiaries and affiliates, and their principals, owners, directors, officers, employees, agents and other persons acting on behalf of City Bank (collectively referred to as “the Released Parties”) from all claims of whatsoever nature that the Former Executive may have against the Released Parties arising from or in any way related to the Former Executive’s employment with City Bank. The Former Executive also releases the Released Parties from all claims of whatsoever nature that the Former Executive may have against the Released Parties arising from or in any way related to the termination of the Former Executive’s employment with City Bank, and from any and all claims that the Former Executive may have against any of the Released Parties arising from any act occurring prior to the execution of this Agreement, including, without limitation, any claim, demand, action, cause of action or right, including claims for attorney's fees, based on but not limited to: (a) the Americans with Disabilities Act of 1990, as amended; (b) Tex. Hum. Res. Code § 121.001, et seq.; (c) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (d) the Civil Rights Act of 1991; (e) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (f) 42 U.S.C. Sec 1981; (g) the Equal Pay Act of 1963; (h) the Fair Labor Standards Act, as amended; (i) the Rehabilitation Act of 1973, as amended; (j) the Age Discrimination in Employment Act of 1967, as amended; (k) the Older Workers Benefit Protection Act of 1990; (l) Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act of 1983), as amended (including, but not limited to, Tex. Lab. Code §§21.051 – 21.055 and 21.401 – 21.405); (m) the Family Medical Leave Act of 1993, codified as 29 U.S.C. §§ 2601, et seq., as amended; (n) the Texas Workers’ Compensation Act, as amended, including, but not limited to, Texas Labor Code §§ 451.001, et seq.; (o) the National Labor Relations Act; (p) the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; (q) the Employee Retirement Income Security Act, as amended; (r) the Internal Revenue Code of 1986, as amended, including but not limited to, any claim for taxes, interest, or penalties under IRC 409A; (s) the Sarbanes Oxley Act of 2002, including 15 U.S.C. § 1514A; (t) Immigration Reform and Control Act, as amended; (u) the Occupational Safety and Health Act, as amended; (v) Genetic Nondiscrimination Act of 2008, as amended; (w) any existing employment agreement or potential entitlement under any Company program or plan; (x) Tex. Health & Safety Code §81.101, et seq. (the Texas communicable disease law); and (y) any other statute or law, including all suits in tort or contract, including wrongful termination and claims for reimbursement, bonus, incentives, commissions, compensation and benefits, defamation, damage to business reputation, impairment of economic opportunity, and any other claims for compensatory, statutory, or punitive damages. The Former Executive expressly acknowledges and agrees that the [payments and grants] referred to in Paragraph 1 above is reasonable consideration for granting this release.

The Former Executive understands this release is not intended to interfere with the Former Executive’s right to file a charge with, or provide information regarding the activities of Company to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Texas Commission on Human Rights or any other governmental agency (collectively “Governmental Agency”) in connection with any claim the Former Executive believes he may have against the Released Parties. However, by executing this Agreement, the Former Executive hereby waives the right to recover in any proceeding he may bring before any Governmental Agency, in any proceeding brought by any Governmental Agency on the Former Employee’s behalf.

3.          The Former Executive understands that nothing in this Agreement is intended to waive claims: (a) that arise under any state’s workers’ compensation or unemployment laws; (b) for reimbursement of business expenses incurred on behalf of City Bank under its expense reimbursement policies; (c) for vested rights the Former Executive may have under any ERISA-covered employee benefit plans as of the he signs this Agreement, including, but not limited to COBRA benefits; (d) that may arise after the Former Executive signs this Agreement; (e) to enforce or challenge the validity of this Agreement; or (f) which cannot be released.

4.          In accordance with the Older Worker’s Benefit Protection Act of 1990, the Former Executive is aware of and acknowledges the following: (a) He is waiving all rights and claims that he has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that he has under other federal, state, or local laws with regard to age and other employment discrimination; (b) The Former Executive has been advised by City Bank to consult with an attorney prior to executing this Agreement; (c) The Former Executive has a period of 21 days in which to consider this Agreement before signing it; (d) for a period of 7 days following the signing of this Agreement, the Former Executive may revoke this Agreement (solely as to any claims under the federal Age Discrimination in Employment Act) and this Agreement shall not become effective and enforceable as to any claims under the federal Age Discrimination in Employment Act until that 7-day revocation period has expired; (e) The Former Executive has carefully read and fully understands all of the provisions of this Agreement; (f) The Former Executive knowingly and voluntarily agrees to all the terms set forth in this Agreement; and (g) The Former Executive knowingly and voluntarily intends to be legally bound by this Agreement. The Former Executive further agrees that, in the event he decides to revoke this Agreement as provided for by this section, the Former Executive will deliver written notice to __________________ by mail (postmarked no later than the 7th day), facsimile, or email.

5.          The Former Executive recognizes that the [consideration] provided herein constitute consideration for this Agreement and that he is not entitled to the [consideration] except in return for the execution and delivery of this Agreement.

6.          The Former Executive hereby relinquishes any right to re-employment with City Bank after he executes this Agreement. The Former Executive agrees that he no longer desires employment with City Bank, and that he shall not seek, apply for, accept or otherwise pursue employment with City Bank. The Former Executive acknowledges that if he re-applies for or seeks employment with City Bank, City Bank’s refusal to hire him based on this provision will provide a complete defense to any claims arising from any attempt by the Former Executive to apply for employment.

7.          The Former Executive will not slander, malign, disparage, defame, criticize, or otherwise impinge upon or sully the reputation or the method of conducting business of City Bank, its employees, services, practices or business affairs to any third person or entity, or in any public forum (including, without limitation, social media). The restrictions in this Agreement do not prevent the Former Executive from making truthful statements or disclosures about alleged unlawful employment practices, nor does it prohibit, prevent, or otherwise restrict him from: (a) reporting any good faith allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct and unlawful employment practices; (b) participating in a proceeding with any government agency enforcing employment laws; (c) making any truthful statements or disclosures required by law, regulation, or legal process; (d) discussing the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; (e) requesting or receiving confidential legal advice; or (f) initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory / organization, or any other federal or state regulatory authority.

8.          This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement or any other term or condition of the relationship between the City Bank and the Former Executive, except for the provisions of the Employment Agreement which survive the Former Executive’s termination, the Non-Compete, Non-Solicitation and Confidentiality Agreement entered into between the Parties on _______________ date and any other agreement entered into between the Parties which contains provisions intended to survive the termination of the Former Executive’s employment.

SIGNED this ____ day of __________, ______.

Former Employee:

Signature

Printed Name

EXHIBIT C

EMPLOYMENT AGREEMENT
BY AND BETWEEN
CITY BANK AND JAMES D. STEIN

Non-Competition, Non-Solicitation and Confidentiality Agreement

NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”) is made and entered into as of the Effective Date by and between City Bank and its parent, holding company, subsidiaries and affiliates (collectively, “City Bank”) and James D. Stein (the “Executive”). City Bank and the Executive are jointly referred to herein as “Parties” or individually as a “Party.” Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, this Agreement is being executed in conjunction with and as a condition of the Executive’s employment with City Bank pursuant to an Employment Agreement entered into between the Parties (the “Employment Agreement”);

WHEREAS, City Bank acknowledges that it has developed and uses Confidential Information in its business, which is vital to the success of its business, and that the Executive has and/or will become acquainted with Confidential Information (defined below) during the course of the Executive’s employment with City Bank; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, City Bank and the Executive agree as follows:

1.          City Bank’s Agreements. Immediately upon execution of this Agreement and continuing thereafter during the course of the Executive’s employment with City Bank, City Bank agrees: (i) to provide the Executive with access to its Confidential Information (as defined herein); (ii) to provide the Executive with continuing specialized training, development, and education; and (iii) to provide the Executive with Confidential Information about, and the opportunity to develop relationships with, City Bank’s employees and customers and City Bank’s customers’ employees and agents.

2.          City Bank’s Business. City Bank is engaged in the highly competitive business of providing banking and financial services, including, but not limited to, consumer savings, commercial banking, the savings and loan business, and mortgage lending (“City Bank’s Business”).

3.          Definition of Confidential Information.  “Confidential Information,” as used in this Agreement, means information of any kind, nature, or description that: (i) relates to City Bank’s Business; (ii) provides City Bank economic value or any business advantage; (iii) is not generally known to the public; and (iv) is learned or developed by the Executive as a direct or indirect result of, or during the course of, the Executive’s employment with City Bank. Confidential Information includes, but is not limited to, City Bank’s written, oral, electronic, and/or visual information relating to:

(a)          Any list of customers or potential customers or information compiled by City Bank that identifies City Bank’s customers, services or products sold to customers, or any other information related to current or prospective customers kept or maintained by City Bank, including contact information, decision-makers, preferences, needs, or requirements of any current or prospective customer;

(b)          Information concerning City Bank’s intellectual property, including, but not limited to, the development, technology, use, sale, or licensing of such intellectual property;

(c)          All of City Bank’s strategic plans, budgets, forecasts, market analyses, and geographic plans;

(d)          Sales strategies and marketing plans, including training and other internal manuals, forms and documents, contacts, leads, proposals, opportunities, and other business development information of City Bank;

(e)          Vendor or supplier information, including, but not limited to, products or services provided to City Bank by such vendors or suppliers, and the costs associated with same;

(f)          City Bank’s recruiting strategies, job candidates, subcontractors, and other resource information;

(g)          City Bank’s internal processes and procedures used in City Bank’s Business, including, but not limited to, buying practices and activities, security processes and procedures, and information technology practices;

(h)          Offerings, customer proposals, customer deliverables, methodologies, policies, financial data and other operational lists, and data of City Bank;

(i)          Financial information of any kind about City Bank or its operations, including, but not limited to, pricing, costs of goods or services, accounting financial information, and profit margins;

(j)          All information about City Bank’s employees, including their addresses and phone numbers, pay rates, salaries, benefits, performance measures, strengths, weaknesses, skills, commission terms or agreements, and compensation packages or history of same; and

(k)          All Trade Secret information, as defined under the Texas Uniform Trade Secrets Act and the Defend Trade Secrets Act.

City Bank and the Executive agree that information satisfying the “Confidential Information” definition above will be considered Confidential Information, whether or not such information is physically or electronically marked as “confidential,” “restricted,” “for internal use only,” or any other such similar marker and regardless of whether the Confidential Information was originally compiled or obtained by the Executive or by other City Bank employees or others working for City Bank.

City Bank and the Executive further agree that Confidential Information includes current, updated, and future data, information, reports, evaluations, and analyses of City Bank, its financial performance and results, clients and employees, including their compensation, performance, or evaluation, and includes information, data, reports, and evaluations: (i) provided to the Executive after the date hereof; (ii) those that the Executive creates, in whole or in part; (iii) those to which or for which the Executive provides input and information; and (iv) those that the Executive uses or has access to for the purpose of making decisions relating to City Bank’s business and its clients or employees.

4.          Non-Competition, Non-Solicitation, and Non-Disclosure Covenants.

(a)
Business Relationships, Goodwill, and Reasonableness of Restrictive Covenants. The Executive acknowledges and agrees that all customers and clients that will be serviced by the Executive are the customers and clients of City Bank and not the Executive, and, as an executive of City Bank, the Executive will have access to and be provided Confidential Information and further will be responsible for building and maintaining business relationships and goodwill with current and future customers, clients, and prospects on a personal level. The Executive acknowledges and agrees that this responsibility and City Bank’s provision of, and the Executive’s access to, Confidential Information create a special relationship of trust and confidence between City Bank, the Executive, and City Bank’s customers, clients, and prospects. The Executive acknowledges and agrees that this special relationship of trust and confidence between City Bank, the Executive, and current and future customers, clients, and prospects creates a high risk and opportunity for the Executive to misappropriate these relationships, the goodwill existing between City Bank and such persons and entities, including their customer information and account and investment information, as well as the training, marketing, customer lists, customer information, and data and other Confidential Information of City Bank. The Executive acknowledges and agrees that it is fair and reasonable for City Bank to take steps to protect its legitimate business interests from the risk of misuse, disclosure, and/or misappropriation, and the Executive expressly agrees that the restrictions set forth below (Non-Competition, Non-Solicitation, and Non-Disclosure) are not overbroad, are appropriate and reasonable, and do not impair or prevent the Executive from earning a living. The Executive further agrees that the restrictions set forth below (Non-Competition, Non-Solicitation, and Non-Disclosure) shall be fully enforceable by City Bank or any successor or assignee.

(b)
Consideration. The Executive acknowledges and agrees that the Executive will receive substantial, valuable consideration for the promises set forth in this Section 4, including: (i) the provision of, and access to, Confidential Information; and (ii) access to City Bank’s customer relationships. The Executive acknowledges and agrees that the consideration provided herein constitutes fair and adequate consideration for the promises set forth in this Section 4.

(c)
Non-Solicitation of Customers. The Executive agrees that, while employed by City Bank and for twenty-four (24) months after the later of the termination of the Executive’s employment with City Bank or the Executive’s service on the board of directors of City Bank or its holding company, regardless of whether such employment or board service terminates by action of City Bank or the Executive, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit, cause to be solicited or otherwise be involved with the solicitation of any customer or prospective customer of City Bank with whom the Executive conducted business or had personal contact, or about whom the Executive received or had access to Confidential Information concerning during the Executive’s employment with City Bank for the purpose of providing competing banking products or services. Further, with respect to any such customers, the Executive shall not, knowingly, directly or indirectly, request, induce, or advise any such customer to withdraw, curtail, modify, or cancel their business with City Bank. City Bank and the Executive agree that the restrictions contained in this subsection 4(c) cannot be applied to prohibit the Executive from providing investment, trust, security, or insurance advice to the Executive’s direct family members. Additionally, nothing herein shall preclude Executive from responding to unsolicited inquiries or engaging in general advertising not directed at City Bank customers.

(d)
Non-Solicitation of Employees and Contractors. The Executive agrees that, while employed by City Bank and for twenty-four (24) months after the later of the termination of the Executive’s employment with City Bank or the Executive’s service on the board of directors of City Bank or its holding company, regardless of whether such employment or board service terminates by action of City Bank or the Executive, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit, cause to be solicited, or otherwise be involved with the solicitation of any employee, contractor, subcontractor, consultant, agent, or representative of City Bank who then-currently works for City Bank or who worked for City Bank at any time within the one (1) year period preceding the Executive’s termination from City Bank and with whom the Executive worked or about whom the Executive had confidential personnel information or access to such information. Nothing herein shall preclude Executive from responding to unsolicited inquiries or engaging in general advertising not directed at City Bank employees or contractors.

(e)
Non-Competition. The Executive agrees that, while employed by City Bank and for twenty-four (24) months after the later of the termination of the Executive’s employment with City Bank or the Executive’s service on the board of directors of City Bank or its holding company, regardless of whether such employment or board service terminates by action of City Bank or the Executive, the Executive will not, directly or indirectly, be employed by, supervise, assist, consult with, perform services, work for, or otherwise engage in activities for a person or entity engaged in City Bank’s Business in the same or similar role or capacity that the Executive was employed by City Bank within the Geographical Market Area (as defined herein). As used in in this subsection 4(e), “Geographical Market Area” means anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Bank of Houston before the Effective Date or, following the Effective Date, the locations of City Bank banking centers that were formerly locations of Bank of Houston. The Executive may not avoid the purpose and intent of this subsection 4(e) by engaging in conduct within the Geographical Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. City Bank and the Executive agree that the restrictions contained in this subsection 4(e) cannot be applied to prohibit the Executive from managing the Executive’s or his family’s personal investments and businesses, provided that such activity does not otherwise contravene the terms of this subsection 4(e).

(f)
Non-Disclosure. The Executive acknowledges and agrees that the use and protection of City Bank’s Confidential Information, as defined in this Agreement, is critical to City Bank’s continued successful operation, business, and goodwill, and is an essential element of this Agreement. During the term of the Executive’s employment and at any time thereafter, the Executive will keep all Confidential Information in strict confidence and will not use or disclose any Confidential Information for any purpose other than the performance of the Executive’s duties for City Bank. The Executive will not use any Confidential Information for the gain or benefit of any party outside City Bank or for the Executive’s own personal gain or benefit outside the scope of the Executive’s employment with City Bank. The Executive will not cause the transmission, removal, or transport of Confidential Information from City Bank’s premises, except to the extent necessary to perform the Executive’s duties, while employed by City Bank. The Executive will not provide any information about City Bank’s business, employees, customers, or prospective customers to any competitor or recruiter.

(g)
Severability. It is the desire and intent of the Parties that the covenants in this Section 4 shall be enforced to the fullest extent permissible under law and equity; however, if any such provision, or any part thereof, is held by a court in a judicial proceeding to be unenforceable, the Parties agree that the court making such determination shall have the power to reduce the duration or scope of such provision and/or to delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and, in its reduced form, such provision shall then be enforceable and enforced.

(h)
Equitable Remedies. In addition to any other remedies available to City Bank, in the event of a breach or threatened breach by the Executive of any provision of this Section 4, City Bank will be entitled to: (i) injunctive relief by temporary restraining order, temporary injunction, or permanent injunction; (ii) recovery of all reasonable attorneys’ fees and costs incurred by City Bank in obtaining such relief; and (iii) any other legal and equitable relief to which City Bank may be entitled, including without limitation, any and all monetary damages and costs that City Bank may incur as a result of any such breach or threatened breach. City Bank and the Executive agree that, in the event an injunction is sought by City Bank, a bond of Five Hundred Dollars ($500.00) shall be sufficient to secure such injunction. City Bank may pursue any remedy available without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any provision of this Section 4, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. Nothing in this Section 4 prevents Executive from contesting the appropriateness or scope of any request remedy, nor does it limit Executive’s right to pursue and defenses or counterclaims available under applicable law, including the recovery of all reasonable attorneys’ fees and costs incurred by Executive in any litigation relating to this Agreement.

(i)
Extension of Restrictions. In the event of the Executive’s failure to comply with any of the restrictions contained in this Section 4, the period during which such restrictions apply shall be extended by the number of days during which the Executive so failed to comply.

(j)
Duty of Loyalty. The Executive acknowledges and agrees that by virtue of employment with City Bank, the Executive owes City Bank a duty of loyalty and agrees to treat all Confidential Information, training, relationships with customers, goodwill, and property entrusted to the Executive as a fiduciary. The Executive agrees to use such training and maintain and protect such Confidential Information, customer relationships, goodwill, and property solely for City Bank’s benefit. The Executive further agrees that nothing in this Agreement will limit, in any way, the fiduciary duties that the Executive owes to City Bank under any applicable law, apart from this Agreement.

(k)
Goodwill with Customers. The Executive acknowledges that City Bank has lasting relationships with its customers and owns the goodwill in the Executive’s relationships with customers that the Executive will or has developed or maintained in the course and scope of the Executive’s employment with City Bank. If the Executive owned goodwill in a relationship with a customer when the Executive commenced employment with City Bank, then the Executive hereby assigns any and all such goodwill to City Bank, and City Bank will become the owner of such goodwill.

(l)
Non-Supervisory Rights. To the extent the Executive is not a “supervisor” as defined by 29 U.S.C. §§ 152(11), the Executive acknowledges and agrees that nothing in this Agreement prevents the Executive from exercising, in any way, the Executive’s rights under Section 7 of the National Labor Relations Act, including the Executive’s ability to speak with co-workers regarding terms and conditions of employment, to file with the National Labor Relations Board (“NLRB”) an unfair labor practice charge, to assist a coworker with the filling of a charge, to provide information to the NLRB, to assist with the NLRB’s investigation or litigation of a charge, or to speak with others regarding workplace issues.

5.	Miscellaneous.

(a)          Governing Law. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principals thereof. In the event of any alleged breach or threatened breach of this Agreement, each Party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement and the Executive irrevocably consents to such personal jurisdiction and waives all objections thereto.

(b)          Assignment. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

(c)          Entire Agreement and Modification. This Agreement constitutes the entire agreement between the Parties concerning the matters addressed herein, and no representations of fact or law have been made to induce this Agreement. This Agreement may not be modified, amended, or changed, except by written agreement signed by both Parties.

(d)          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

(e)          Attorneys’ Fees. If an action at law or in equity by City Bank or the Executive is necessary to enforce the terms of this Agreement or any Party is in breach of any of the terms of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable costs and attorneys’ fees in addition to any other relief to which they may be entitled.

(f)          Waiver. The obligations of the Executive under this Agreement shall survive termination of the Executive’s employment or engagement by City Bank. Any failure on the part of City Bank to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the Party waiving the right.

(g)          Defend Trade Secrets Act Notice. An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in court if any document containing the trade secret is filed under seal and the individual discloses the trade secret only pursuant to court order.

THE EXECUTIVE:	CITY BANK:

______________________________
James D. Stein	By:	_______________________________

	Its:	President and Chief Executive Officer

Date: __________________________	Date:	______________________________